UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2008

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Corporate Woods Parkway, Vernon Hills, Illinois		60061
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Michael C. Smiley, age 48, was appointed as Chief Financial Officer (“CFO”) of the Company effective May 1, 2008. The Company and Mr. Smiley entered into an employment agreement effective May 1, 2008 (the “Employment Agreement”), pursuant to which Mr. Smiley became the Company’s CFO effective as of the open of business on May 1, 2008 (the “Start Date”).

Mr. Smiley joins Zebra from Tellabs, Inc., a global provider of telecommunications networking products. From 2004 until joining the Company, he served as General Manager for the Tellabs Denmark A/S unit. Previously, from 2002 to 2004, Mr. Smiley held various finance and operations executive positions at Tellabs including interim chief financial officer; vice president, international finance; and treasurer. Prior to his positions at Tellabs, Mr. Smiley was vice president, finance-Asia/Pacific for General Semiconductor, Inc. Earlier in his career, he held positions of increasing responsibility at General Instrument Corporation, GATX Corporation and Itel Corporation/Anixter Brothers, Inc. He began his professional career as an auditor with Coopers & Lybrand. Mr. Smiley holds a B.S. in accounting from Brigham Young University and an MBA from the University of Chicago.

Under the Employment Agreement, Mr. Smiley will be entitled to an initial annual base salary of $282,000 and a targeted cash bonus of up to 50% of base salary upon achievement by the Company of certain performance goals, with an opportunity to earn up to 100% of his base salary for exceptional performance relative to the performance goals. For 2008, Mr. Smiley shall receive the greater of: his bonus earned under the Company’s 2008 Management Bonus Plan or 20% of his base salary actually earned in 2008. The Company will also provide Mr. Smiley with certain relocation assistance payments.

In addition, Mr. Smiley was granted a non-qualified stock option under the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”) to purchase 11,700 shares of the Company’s Class A Common Stock. The option’s exercise price per share was $37.67, equal to the price of a share of the Company’s Class A Common Stock as reported on The NASDAQ Stock Market as of the closing of such market on the Start Date. The option will vest in four substantially equal annual installments on the first four anniversaries of the grant dates, subject to Mr. Smiley’s continued employment with the Company on the respective anniversary dates.

On the Start Date, Mr. Smiley also received a restricted stock grant for 7,500 shares of the Company’s Class A Common Stock (the “Restricted Shares”), which will vest only upon the attainment of specified average total shareholder return targets.

Mr. Smiley’s annual base salary will be reviewed at least annually, and may be increased or decreased from time to time by the Company. However, if his annual base salary in effect on the date of his Employment Agreement is decreased in an amount equal to or greater than ten percent (10%) (unless such decrease is applied on a proportionally equal basis to all executive officers of the Company), then Mr. Smiley will have fifteen days to terminate his employment, in which case such termination will be for “good reason” under his Employment Agreement.

Mr. Smiley’s target bonus is payable upon the attainment of certain performance measures and in accordance with the Company’s annual bonus plan for the relevant fiscal year. Each year, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) determines the Company’s annual bonus plan, including the performance measures and Mr. Smiley’s performance goals, in connection with its annual review of Mr. Smiley’s compensation structure and amounts. Mr. Smiley will also be eligible to receive various equity grants, as determined in the sole discretion of the Company’s Compensation Committee.

Mr. Smiley’s employment under his Employment Agreement is terminable at any time, subject to certain severance obligations as described below. Mr. Smiley’s Employment Agreement provides that if he terminates his employment with good reason or the Company terminates his employment without cause and under circumstances other than death or disability as provided in his Employment Agreement, he will be entitled to (i) the continuation of his base salary at the rate then in effect for a period of one year; (ii) a pro-rata portion of his annual performance bonus (the “Bonus”) for the year in which his employment terminates, if it otherwise would have been earned if he was employed as of the date the annual performance bonuses for such year are paid to senior level executives of the Company, and any such pro-rata portion will be payable at the time annual performance bonuses for such year are paid to senior level executives of the Company, (iii) if not yet paid, any Bonus attributable to the year immediately preceding the year of the employment termination, if it otherwise would have been earned if he was employed as of the date the annual performance bonuses for such year are paid to senior level executives of the Company, and any such Bonus will be payable at the time annual performance bonuses for such year are paid to senior level executives of the Company, (iv) 100% of his targeted bonus for the year in which his employment terminates; (v) outplacement services not to exceed $32,000, and (vi) the continuation of coverage under the Company’s medical and dental insurance plans, as mandated by COBRA, with the Company paying for such coverage at the same rate the Employer pays for health insurance coverage for its active employees under its group health plan and Mr. Smiley paying for any employee-paid portion of such coverage, until the earlier of (a) one year after the date of termination, or (b) Mr. Smiley becoming eligible for coverage under another group health plan that does not impose preexisting condition limitations on his coverage.

In addition, the Employment Agreement provides that if he terminates his employment with good reason or the Company terminates his employment without cause, and such termination of employment occurs within 120 days immediately preceding or one year immediately following a change in control (as defined under the 2006 Zebra Technologies Corporation Incentive Compensation Plan, and subject to the definition of a change in control under Section 409A of the Internal Revenue Code of 1986, as amended), then instead of receiving continuation of base salary for one year and payment of 100% of his targeted bonus for the year of employment termination, he will receive a severance payment equal to two times his base salary plus two times his targeted bonus for the year of employment termination and such severance payment will be paid within sixty days following the later of the change in control or the termination.

Under the Employment Agreement, if payments to Mr. Smiley upon a change in control exceed the applicable threshold under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and an excise tax becomes due thereunder, he would be entitled to receive an additional payment so that, after payment by him of all applicable taxes and excise taxes, he retains an amount equal to the amount he would have retained had no excise tax been imposed; provided, however, that if the applicable threshold under Section 4999 of the Code is exceeded by ten percent (10%) or less, the total payments he would be entitled to receive following a change in control will be reduced so that they are $1.00 less than such applicable threshold.

The Employment Agreement further provides that Mr. Smiley will be bound by non-competition and non-solicitation provisions for a period of two years following his termination and by confidentiality provisions at all times during and after the term of the Employment Agreement. It also obligates the Company to maintain directors’ and officers’ liability insurance coverage for him and to indemnify him to the extent permitted under the Company’s By-Laws and/or Certificate of Incorporation.

The above description of the Employment Agreement is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached hereto as Exhibit 10.1.

(e)

The Company entered into the Employment Agreement, as further described above in Item 5.02 (c).

Item 9.01	Financial Statements and Exhibits.

Exhibits

10.1	Employment Agreement by and between Michael C. Smiley and the Company dated May 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: May 7, 2008	By:	/s/ Anders Gustafsson
Anders Gustafsson
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Employment Agreement by and between Michael C. Smiley and the Company dated May 1, 2008.